Exhibit 99.1

An Innovative Manufacturer of Specialty Tapes, Laminates, Sealants and Coatings

NEWS RELEASE

CHASE CORPORATION ACQUIRES SERVIWRAP® PRODUCT LINE

Bridgewater, MA, December 18, 2009 - Chase Corporation (NYSE Amex: CCF), a global manufacturer of protective tapes and coatings, announces that it has acquired the full range of ServiWrap® pipeline protection products from Grace Construction Products, a unit of W.R. Grace & Co.  ServiWrap high performance tapes, that have been protecting offshore and onshore pipelines from corrosion around the world for over 30 years, will be manufactured and distributed by Chase Corporation utilizing our existing, state-of-the-art, manufacturing capacity.  The purchase was funded through a combination of cash and bank financing.

ServiWrap/ServiShield® anti-corrosion systems have provided tough, self-adhering protection for new and refurbished oil, gas and water pipelines on thousands of miles of pipe used in prestigious projects around the world, with demonstrated performance that is equally effective on pipe lengths, bends, joints or valves.

The acquisition of ServiWrap will complement the extensive industry leading portfolio of Chase pipeline protection tapes, coatings and accessories and will substantially extend Chase Corporation’s global customer base.  ServiWrap also builds upon Chase’s most recent acquisition, C.I.M. Industries, www.cimindustries.com, manufacturers of high performance immersion coatings for the water and wastewater industry.  ServiWrap will continue to be available through the current network of distributors.

“This acquisition further underscores our commitment to the growing global pipeline preservation and water/wastewater markets and is consistent with our mission of being a leading provider of global infrastructure protection and refurbishment technologies”, said Peter Chase, Chase Corporation’s Chairman and CEO, “our growth via strategic acquisitions has and will remain an important component of our growth strategy.”

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.